As filed with the Securities and Exchange Commission on September 21, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

RIVERBED TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0448754
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

501 Second Street

San Francisco, CA 94107

(Address of principal executive offices) (Zip Code)

RIVERBED TECHNOLOGY, INC.

2006 Equity Incentive Plan

2006 Director Option Plan

2006 Employee Stock Purchase Plan

(Full title of the Plans)

Jerry M. Kennelly

President and Chief Executive Officer

RIVERBED TECHNOLOGY, INC.

501 Second Street

San Francisco, CA 94107

(Name and address of agent for service)

(415) 247-8800

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(3)		Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Options and Rights to Purchase Common Stock	11,887,987		N/A	N/A	N/A
Common Stock (par value $0.0001)	11,887,987	shares	$9.75	$115,907,873.25	$12,402.14

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2006 Equity Incentive Plan, 2006 Director Option Plan and 2006 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Riverbed Technology, Inc.
(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the fair market value per share of Common Stock of Riverbed Technology, Inc. on September 20, 2006.
(3)	Includes 6,468,107 shares subject to options outstanding under the predecessor 2002 Stock Plan.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

Riverbed Technology, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)	The Registrant’s prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, in connection with Registration Statement No. 333-133437 on Form S-1 filed with the Securities and Exchange Commission on April 20, 2006, together with amendments thereto, in which there are set forth audited financial statements for the Registrant’s fiscal years ended December 31, 2003, 2004 and 2005; and

(b)	The description of the Registrant’s outstanding Common Stock contained in the Registrant’s Registration Statement No. 001-33023 on Form 8-A filed with the Securities and Exchange Commission on September 15, 2006, pursuant to Section 12 of the 1934 Act, including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant’s restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The restated certificate of incorporation provides that the Registrant’s directors will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives any improper personal benefit.

The Registrant’s restated certificate of incorporation also provides that if Delaware law is amended after the approval by the Registrant’s stockholders of the restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Delaware law.

The Registrant’s amended and restated bylaws provide that the Registrant will indemnify the Registrant’s directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on the Registrant’s behalf. The Registrant’s amended and restated bylaws provide that the Registrant shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding. The bylaws also authorize the Registrant to indemnify any of the Registrant’s employees or agents and permit the Registrant to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

The Registrant has entered into indemnification agreements with each of the Registrant’s directors and executive officers and certain other key employees. The form of agreement provides that the Registrant will indemnify each of the Registrant’s directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of the Registrant’s directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, the Registrant’s restated certificate of incorporation and the Registrant’s amended and restated bylaws (except in a proceeding initiated by such person without board approval). In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, the Registrant will advance all expenses incurred by the Registrant’s directors, executive officers and such other key employees in connection with a legal proceeding.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4	Instrument Defining Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 001-33023 on Form 8-A, which is incorporated herein by reference pursuant to Item 3(b) of this Registration Statement.

5	Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this

Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 2006 Equity Incentive Plan, 2006 Director Option Plan and 2006 Employee Stock Purchase Plan.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on this 21st day of September, 2006.

RIVERBED TECHNOLOGY, INC.

By:	/s/ Jerry M. Kennelly
Jerry M. Kennelly
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Riverbed Technology, Inc., a Delaware corporation, do hereby constitute and appoint Jerry M. Kennelly and Randy S. Gottfried, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jerry M. Kennelly	President, Chief Executive Officer,	September 21, 2006
Jerry M. Kennelly	and Chairman (Principal Executive Officer)

/s/ Randy S. Gottfried	Chief Financial Officer (Principal	September 21, 2006
Randy S. Gottfried	Financial and Accounting Officer)

Signature	Title	Date

/s/ Steven McCanne	Chief Technology Officer and Director	September 14, 2006
Steven McCanne

/s/ Michael R. Kourey	Director	September 21, 2006
Michael R. Kourey

/s/ Stanley J. Meresman	Director	September 21, 2006
Stanley J. Meresman

/s/ Blake G. Modersitzki	Director	September 14, 2006
Blake G. Modersitzki

/s/ Christopher J. Schaepe	Director	September 21, 2006
Christopher J. Schaepe

	Director	, 2006
James R. Swartz

EXHIBIT INDEX

Exhibit Number	Exhibit
4	Instrument Defining Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 001-33023 on Form 8-A, which is incorporated herein by reference pursuant to Item 3(b) of this Registration Statement.

5	Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.